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                                                                      EXHIBIT 11




                         Earnings Per Share Computations
                         Five Years Ended
                         (Unaudited)




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                           February 26,  February 27,  February 28,  February 29,  February 28,
                               1995          1994          1993          1992          1991
PRIMARY EPS:

Net income (loss)        $     571,918 $   3,137,556 $ (47,295,592)$ (19,018,207)$    1,249,092
Accretion of discount and
  dividends on preferred
  stocks                    (1,688,019)   (1,453,511)       -             -              -
Net income (loss)
  attributable to
  common stock           $  (1,116,101)$   1,684,045 $ (47,295,592)$ (19,018,207)$    1,249,092

Weighted average common
  shares outstanding        23,433,173    21,205,949    12,450,290    12,005,752     11,908,913
Weighted shares issued
  from exercise and
  assumed exercise of:
    warrants                    -             -             -             -              -
    options                     -             -             -             -              -
Shares for EPS
  calculation               23,433,173    21,205,949    12,450,290    12,005,752     11,908,913

Reported EPS:

Income (loss) before
  extraordinary gain
  and accretion of
  discount and dividends
  on preferred stocks    $        0.02 $        0.15 $       (3.80)$       (1.64)$        (0.05)
Extraordinary gain              -             -             -               0.06           0.15
Accretion of discount
  and dividends on
  preferred stocks               (0.07)        (0.07)       -             -              -
Net income (loss)
  per common share       $       (0.05)$        0.08 $       (3.80)$       (1.58)$         0.10



Fully Diluted EPS:

For the five years presented in this exhibit, there is no dilution from Primary EPS.



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This  exhibit  should  be  reviewed  in  conjunction  with  Note 1 of  Notes  to
Consolidated Financial Statements.